As filed with the Securities and Exchange Commission on March 27, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

AUGMEDIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-3299164
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

111 Sutter Street, Suite 1300 San Francisco, California	94104
(Address of principal executive offices)	(Zip code)

2020 Equity Incentive Plan

(Full title of the plan)

Paul Ginocchio

Chief Financial Officer

Augmedix, Inc.

111 Sutter Street, Suite 1300

San Francisco, CA 94104

(Name and address of agent for service)

(888) 669-4885

(Telephone number, including area code, of agent for service)

Copies to:

John M. Rafferty

John T. Owen

Morrison & Foerster LLP

425 Market Street

San Francisco, California 94105

(415) 268-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The 2020 Equity Incentive Plan (the “Plan”) of Augmedix, Inc. (the “Registrant”) provides that the total number of shares reserved for issuance under the Plan will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of 5% of the total number of shares of the Registrant’s common stock outstanding on December 31st of the preceding year, or a number of shares as may be determined by the Registrant’s board of directors. Accordingly, on January 1, 2024, the number of shares of the Registrant’s common stock that may be issued under the Plan increased by an additional 2,429,587 shares (or 5% of the outstanding shares of the Registrant’s common stock as of December 31, 2023). The Registrant is filing this Registration Statement with the Securities and Exchange Commission (the “Commission”) to register these additional shares reserved for issuance under the Plan. These additional shares of common stock are securities of the same class as other securities for which Registration Statements on Form S-8 (File Nos. 333-251317, 333-266301 and 333-272593) were filed with the Commission on December 14, 2020, July 22, 2022 and June 12, 2023, respectively (together, the “Prior Registration Statements”).

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of the Registrant’s common stock issuable under the Plan, are incorporated herein by reference and made part of this Registration Statement, except as modified hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

●	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 26, 2024, as amended;

●	the Registrant’s Current Reports on Form 8-K filed with the SEC on January 9, 2024; and

●	the description of the Registrant’s common stock contained in our registration statement on Form 8-A (File No. 001-40890) filed with the Commission on October 7, 2021, pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description, including Exhibit 4.8 to our Annual Report on Form 10-K for the year ended December 31, 2023, as amended.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the Securities Act).

As permitted by the DGCL, the Registrant’s Restated Charter contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or

●	any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with each of its current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s Restated Charter and Restated Bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Restated Charter, Restated Bylaws, and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant currently carries liability insurance for its directors and officers.

Certain of the Registrant’s directors are also indemnified by their employers with regard to service on the Registrant’s board of directors.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit		Incorporation by Reference
Number	Description	Form	File Number	Exhibit	Filing Date
4.1	Restated Certificate of Incorporation of the Registrant.	8-K	000-56036	3.2	October 9, 2020
4.2	Restated Bylaws of the Registrant.	8-K	000-56036	3.3	October 9, 2020
4.3	Description of Registrant’s Securities.	10-K	000-56036	4.8	April 17, 2023
5.1*	Opinion of Morrison & Foerster LLP.
23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.
23.2*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page of this Form S-8).
99.1	2020 Equity Incentive Plan, as amended and restated effective July 1, 2021, and form of award agreements.	8-K	000-56036	10.1	July 8, 2021
107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 27th day of March, 2024.

AUGMEDIX, INC.

By:	/s/ Emmanuel Krakaris
Emmanuel Krakaris
President, Chief Executive Officer, Secretary and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Emmanuel Krakaris and Paul Ginocchio, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Emmanuel Krakaris	President, Chief Executive Officer, Secretary, and Director	March 27, 2024
Emmanuel Krakaris	(Principal Executive Officer)

/s/ Paul Ginocchio	Chief Financial Officer	March 27, 2024
Paul Ginocchio	(Principal Financial and Accounting Officer)

/s/ Roderick H. O’Reilly	Chairperson of the Board	March 27, 2024
Roderick H. O’Reilly

/s/ Jason Krikorian	Director	March 27, 2024
Jason Krikorian

/s/ Laurie McGraw	Director	March 27, 2024
Laurie McGraw

/s/ Ian Shakil	Director	March 27, 2024
Ian Shakil

/s/ Margie L. Traylor	Director	March 27, 2024
Margie L. Traylor

/s/ William J. Febbo	Director	March 27, 2024
William J. Febbo

/s/ Robert Faulkner	Director	March 27, 2024
Robert Faulkner